Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Jamie Spexarth, Chief Financial Officer

1001 Louisiana St., Suite 2900

Houston, TX 77002

Investor Relations, ir@superiorenergy.com, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES
SECOND QUARTER 2022 RESULTS AND CONFERENCE CALL

Houston, August 4, 2022 – Superior Energy Services, Inc. (the “Company”) filed its Form 10-Q for the period ending June 30, 2022 on August 4, 2022. In accordance with the Company’s Shareholders Agreement, it will host a conference call with shareholders on Tuesday, August 9, 2022.

The Company reported net income from continuing operations for the second quarter of 2022 of $43.6 million, or $2.17 per diluted share, on revenue of $224.6 million. This compares to a net income from continuing operations of $24.0 million, or $1.20 per diluted share, for the first quarter of 2022, on revenues of $197.9 million.

Net income from continuing operations includes a gain of $17.4 million in Other (gains) and losses within operating income related to a gain from revisions to our estimated Decommissioning Liability in the second quarter. This gain was offset by an expense of $13.5 million in Other income (expense) primarily related to unfavorable foreign exchange rate changes and both realized gains and unrealized losses on the value of our stock holdings in Select Energy Services.

The Company’s Adjusted EBITDA (a non-GAAP measure) was $74.0 million for the quarter, an increase of 40% compared to $53.0 million in first quarter 2022. Refer to page 10 for a Reconciliation of Adjusted EBITDA to GAAP results.

Brian Moore, Chief Executive Officer, commented, “Our performance and margin expansion demonstrated by second quarter results further validates the strength of our brands, their leaders, and teams as well as our strategy. Our continued execution of last year’s transformation initiatives has changed our competitive position and our operational focus to businesses with strong market positions, particularly in our Rentals segment. The significantly reduced cost structure was apparent in the second quarter as our pricing leverage and high utilization of desirable assets outpaced inflation despite challenges relating to the labor market and our supply chain costs. Our significantly reduced cost structure further enabled solid margin expansion in the second quarter. We will continue to leverage our sustainable lower cost structure and leading market positions to deliver compelling margins and returns. In addition, we will remain committed to converting operating margin to free cash flow generation with continued discipline in our capital expenditure and market participation decisions.

We remain encouraged by our prospects for near-term and long-term market opportunities and will continue to be opportunistic in maintaining and enhancing our strong market positions. The second quarter performance reflects not only our strategy and focus on businesses critical to our customers' operations but also showcases the capabilities of our business unit leaders and their teams. We appreciate the contributions and dedication of our approximately 2,300 employees and continue to implement compensation programs that motivate, reward and retain our people while striving to grow shareholder value.”

Second Quarter 2022 Geographic Breakdown

U.S. land revenue was $47.9 million in the second quarter of 2022, an increase of 24% compared to revenue of $38.5 million in the first quarter of 2022 driven by increased utilization, activity, and pricing in our Rentals Segment. Our premium drill pipe and downhole assemblies businesses continue to benefit from increased market activity and need for ancillary services coupled with a tight tool rental market where the most desirable assets within our substantial tool inventories were near full utilization.

U.S. offshore revenue was $68.9 million in the second quarter of 2022, up 13% compared to revenue of $61.1 million in the first quarter of 2022. U.S. offshore results were positively impacted by increased completions activity in both our Well Services and Rentals segments.

International revenue was $107.8 million in the second quarter of 2022, an increase of 10% compared to revenue of $98.3 million in the first quarter of 2022. International results were positively impacted by an improvement in the Latin American market, particularly within our Well Services segment, offset by the wind-down of a Well Services project in the Middle East. Targeting markets with core customers and long-term contracts ensures development of competitive returns while limiting participation in low-margin and sub-scale markets.

Segment Reporting

The Rentals segment revenue in the second quarter of 2022 was $103.7 million, a 17% increase compared to revenue of $88.8 million in the first quarter of 2022. Adjusted EBITDA of $61.1 million contributed 70% of the Company’s total Adjusted EBITDA before including corporate costs. Second quarter Adjusted EBITDA Margin (a non-GAAP measure further defined on page 9) within Rentals was 59% benefiting from increased activity with improved revenue mix.

The Well Services segment revenue in the second quarter of 2022 was $120.9 million, an 11% increase compared to revenue of $109.2 million in the first quarter of 2022. Adjusted EBITDA for the second quarter was $25.4 million for an Adjusted EBITDA Margin of 21%. Savings realized from the strategic shift of our more labor-intensive service businesses to U.S. offshore and international operations improved revenue mix, with completions applications, and increased Latin American activity have driven margins higher.

Decommissioning Liability Revision

In the second quarter of 2022, the Company changed our decommissioning program, whereby we intend to convert the offshore platform to an artificial reef (“reef in place”) and no longer expect to fully decommission the platform. Based on this change, the Company revised the timing and cost estimates under the reef-in-place program, resulting in a decrease of $53 million in our decommissioning liability. Please see the Company’s Form 10-Q filed on August 4, 2022 for further details.

Liquidity

As of June 30, 2022, the Company had cash, cash equivalents, and restricted cash of approximately $470.8 million and the availability remaining under our ABL Credit Facility was approximately $85.6 million, assuming continued compliance with the covenants under our ABL Credit Facility.

Total cash proceeds received from the sale of non-core assets during the quarter were $1.8 million and proceeds from the sale of equity securities were $6.0 million. Additionally, at June 30, 2022, the Company owned approximately 2.4 million shares of Select Energy Services Class A common stock (NYSE: WTTR).

The Company remains focused on cash conversion. Year to date net cash provided by operating activities was $68.2 million, offset by a capital expenditure spend of $20.5 million.

Second quarter capital expenditures were $9.2 million. The Company expects total capital expenditures for 2022 to be between $75 - $85 million with a substantial portion of the remaining spend occurring in the third quarter. Approximately 70% of total 2022 capital expenditures are targeted for the replacement of existing assets. Of the total capital expenditures, over 70% will be invested in the Rentals segment.

Both segments are experiencing supply chain tightness and inflation, particularly for raw materials associated with downhole completion and drilling bottom hole accessory components. This primarily impacts our ability to bring new tools to market in late 2022 and beyond as we experience long delivery lead times and increased pricing for capital expenditures. We continue to be diligent and are working with our suppliers to ensure delivery of necessary materials.

2022 Guidance

Based on our strong performance in the second quarter, and increased visibility into the remainder of 2022, we now expect revenue for 2022 to come in between $840 million and $900 million. Full year EBITDA (a Non-GAAP measure) is now expected to be in a range of $250 million to $280 million.

Strategic Initiatives

As noted in our First Quarter Earnings Release, the Company has engaged Evercore to review potential strategic alternatives focused on maximizing shareholder value.

The Board has continued to evaluate strategic alternatives in the second quarter. We now expect to pay a distribution and return of capital to shareholders in the second half of 2022.

Conference Call Information

The Company will host a conference call on Tuesday, August 9, 2022 at 10:00 a.m. Eastern Time. To listen to the call via a live webcast, please visit Superior’s website at ir.superiorenergy.com and use access code 10170151. You may also listen to the call by dialing in at 1-877-870-4263 in the United States and Canada or 1-412-317-0790 for International calls and using access code 10170151. The call will be available for replay until September 3, 2022 on Superior’s website at ir.superiorenergy.com. If you are a shareholder and would like to submit a question, please email your question beforehand to Jamie Spexarth at ir@superiorenergy.com.

About Superior Energy Services

Superior Energy Services serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit: www.superiorenergy.com.

Non-GAAP Financial Measure

To supplement Superior’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also uses Adjusted EBITDA and Adjusted EBITDA Margin. Management uses Adjusted EBITDA and Adjusted EBITDA Margin internally for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes these non-GAAP measures provide investors useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures are not recognized measures for financial statement presentation under U.S. GAAP and do not have standardized meanings and may not be comparable to similar measures presented by other public companies. Adjusted EBITDA and Adjusted EBITDA Margin should be considered as supplements to, and not as substitutes for, or superior to, the corresponding measures calculated in accordance with GAAP. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation, amortization and depletion, adjusted for reduction in value of assets and other charges, which management does not consider representative of our ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA by segment as a percentage of segment revenues. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, please see the tables under “―Superior Energy Services, Inc. and Subsidiaries Reconciliation of Adjusted EBITDA” included on pages 10 through 11 of this press release.

Forward-Looking Statements

This press release contains, and future oral or written statements or press releases by the Company and its management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position, financial performance, depreciation expense, liquidity, strategic alternatives (including dispositions and the timing thereof), market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company’s management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties, including but not limited to conditions in the oil and gas industry and the availability of third party buyers, that could cause the Company’s actual results to differ materially from such statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements.

While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Form 10-K for the year ended December 31, 2021 and Form 10-Q filed on August 4, 2022 and those set forth from time to time in the Company’s other periodic filings with the Securities and Exchange Commission, which are available at www.superiorenergy.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

The Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measure, EBITDA, contained in this Current Report on Form 8-K to its most directly comparable GAAP financial measure, net income (loss), because the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measure to its respective most directly comparable GAAP financial measure is not (and was not, when prepared) available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation, income taxes and certain other items that impact comparability between periods, which may be significant and are difficult to project with a reasonable degree of accuracy. In addition, we believe such reconciliation could imply a degree of precision that might be confusing or misleading to investors. The probable significance of providing this forward-looking non-GAAP financial measure without the directly comparable GAAP financial measure is that such GAAP financial measure may be materially different from the corresponding non-GAAP financial measure.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021 (1)

Revenues	$224,640	$197,930	$165,892	$422,570	$317,663

Cost of revenues	120,968	112,380	103,045	233,348	200,855
Depreciation, depletion, amortization and accretion	23,346	34,085	59,018	57,431	107,406
General and administrative expenses	30,231	32,018	32,308	62,249	61,798
Restructuring expenses	1,663	1,555	7,438	3,218	17,091
Other (gains) and losses, net	(18,013)	1,147	534	(16,866)	365
Income (loss) from operations	66,445	16,745	(36,451)	83,190	(69,852)

Other income (expense):
Interest income, net	1,459	1,179	535	2,638	949
Reorganization items, net	-	-	-	-	335,560
Other income (expense)	(13,471)	13,947	2,570	476	(2,380)
Income (loss) from continuing operations before income taxes	54,433	31,871	(33,346)	86,304	264,277
Income tax benefit (expense)	(10,871)	(7,884)	1,747	(18,755)	(53,971)
Net income (loss) from continuing operations	43,562	23,987	(31,599)	67,549	210,306
Income (loss) from discontinued operations, net of income tax	(1,944)	1,739	(19,400)	(205)	(29,158)
Net income (loss)	$41,618	$25,726	$(50,999)	$67,344	$181,148

Income (loss) per share -basic
Net income (loss) from continuing operations	$2.18	$1.20		$3.38
Income (loss) from discontinued operations, net of income tax	(0.10)	0.09		(0.01)
Net income (loss)	$2.08	$1.29		$3.37

Income (loss) per share - diluted:
Net income (loss) from continuing operations	$2.17	$1.20		$3.37
Income (loss) from discontinued operations, net of income tax	(0.10)	0.08		(0.01)
Net income (loss)	$2.07	$1.28		$3.36

Weighted-average shares outstanding - basic	20,024	19,999		20,011
Weighted-average shares outstanding - diluted	20,076	20,056		20,065

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$391,219	$314,974
Accounts receivable, net	211,014	182,432
Income taxes receivable	5,091	5,099
Prepaid expenses	18,513	15,861
Inventory	67,201	60,603
Investment in equity securities	16,524	25,735
Other current assets	5,349	6,701
Assets held for sale	25,629	37,528
Total current assets	740,540	648,933
Property, plant and equipment, net	286,927	356,274
Notes receivable	65,140	60,588
Restricted cash	79,595	79,561
Other long-term assets, net	50,374	54,152
Total assets	$1,222,576	$1,199,508

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,334	$43,080
Accrued expenses	111,839	108,610
Income taxes payable	10,449	8,272
Liabilities held for sale	4,200	5,607
Total current liabilities	170,822	165,569
Decommissioning liabilities	142,740	190,380
Deferred income taxes	16,225	12,441
Other long-term liabilities	82,169	89,385
Total liabilities	411,956	457,775
Total stockholders' equity	810,620	741,733
Total liabilities and stockholders' equity	$1,222,576	$1,199,508

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2022	2021(1)
Cash flows from operating activities
Net income	$67,344	$181,148
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, amortization and accretion	57,431	140,903
Reorganization items, net	-	(354,279)
Other non-cash items	(22,358)	48,304
Changes in operating assets and liabilities	(34,173)	1,810
Net cash from operating activities	68,244	17,886

Cash flows from investing activities
Payments for capital expenditures	(20,514)	(14,030)
Proceeds from sales of assets	15,183	16,975
Proceeds from sales of equity securities	13,366	-
Net cash from investing activities	8,035	2,945

Cash flows from financing activities
Other	-	(3,419)
Net cash from financing activities	-	(3,419)
Effect of exchange rate changes on cash	-	311
Net change in cash, cash equivalents and restricted cash	76,279	17,723
Cash, cash equivalents and restricted cash at beginning of period	394,535	268,184
Cash, cash equivalents and restricted cash at end of period	$470,814	$285,907

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
REVENUE BY GEOGRAPHIC REGION BY SEGMENT
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021

U.S. land
Rentals	$43,791	$33,962	$20,789
Well Services	4,151	4,548	6,781
Total U.S. land	47,942	38,510	27,570

U.S. offshore
Rentals	36,331	32,753	26,890
Well Services	32,569	28,321	26,574
Total U.S. offshore	68,900	61,074	53,464

International
Rentals	23,607	22,041	19,558
Well Services	84,191	76,305	65,300
Total International	107,798	98,346	84,858
Total Revenues	$224,640	$197,930	$165,892

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
SEGMENT HIGHLIGHTS
(in thousands)
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Revenues
Rentals	$103,729	$88,756	$67,237
Well Services	120,911	109,174	98,655
Corporate and other	-	-	-
Total Revenues	$224,640	$197,930	$165,892

Income (Loss) from Operations
Rentals	$48,559	$28,785	$(9,232)
Well Services	33,147	4,135	(5,226)
Corporate and other	(15,261)	(16,175)	(21,993)
Total Income (Loss) from Operations	$66,445	$16,745	$(36,451)

Adjusted EBITDA
Rentals	$61,115	$49,774	$32,851
Well Services	25,400	16,502	9,987
Corporate and other	(12,470)	(13,252)	(12,833)
Total Adjusted EBITDA	$74,045	$53,024	$30,005

Adjusted EBITDA Margin
Rentals	59%	56%	49%
Well Services	21%	15%	10%
Corporate and other	n/a	n/a	n/a
Total Adjusted EBITDA Margin	33%	27%	18%

We define EBITDA as income (loss) from continuing operations excluding the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of restructuring expenses, other gains and losses, other (income) expenses and other adjustments.

Adjusted EBITDA Margin represents Adjusted EBITDA by segment as a percentage of segment revenues

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021

Net income (loss) from continuing operations	$43,562	$23,987	$(31,599)
Depreciation, depletion, amortization and accretion	23,346	34,085	59,018
Interest income, net	(1,459)	(1,179)	(535)
Income taxes	10,871	7,884	(1,747)
Restructuring expenses	1,663	1,555	7,438
Other (gains) and losses, net	(18,013)	1,147	-
Other (income) expense	13,471	(13,947)	(2,570)
Other adjustments (1)	604	(508)	-
Adjusted EBITDA	$74,045	$53,024	$30,005

We define EBITDA as income (loss) from continuing operations excluding the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of restructuring expenses, other gains and losses, other (income) expenses and other adjustments.

(1) Adjustments for exit activities related to SES Energy Services India Pvt. Ltd.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA BY SEGMENT
(in thousands)
(unaudited)

	Three months ended June 30, 2022
		Well	Corporate	Consolidated
	Rentals	Services	and Other	Total

Income (loss) from operations	$48,559	$33,147	$(15,261)	$66,445
Depreciation, depletion, amortization and accretion	12,556	9,662	1,128	23,346
Restructuring expenses	-	-	1,663	1,663
Other adjustments (1)	-	(17,409)	-	(17,409)
Adjusted EBITDA	$61,115	$25,400	$(12,470)	$74,045

	Three months ended March 31, 2022
		Well	Corporate	Consolidated
	Rentals	Services	and Other	Total

Income (loss) from operations	$28,785	$4,135	$(16,175)	$16,745
Depreciation, depletion, amortization and accretion	20,989	11,728	1,368	34,085
Restructuring expenses	-	-	1,555	1,555
Other adjustments (1)	-	639	-	639
Adjusted EBITDA	$49,774	$16,502	$(13,252)	$53,024

	Three months ended June 30, 2021
		Well	Corporate	Consolidated
	Rentals	Services	and Other	Total

Income (loss) from operations	$(9,232)	$(5,226)	$(21,993)	$(36,451)
Depreciation, depletion, amortization and accretion	42,083	15,213	1,722	59,018
Restructuring expenses	-	-	7,438	7,438
Other adjustments	-	-	-	-
Adjusted EBITDA	$32,851	$9,987	$(12,833)	$30,005

We define EBITDA as income (loss) from continuing operations excluding the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of restructuring expenses, other gains and losses, other (income) expenses and other adjustments.

(1) Adjustments for exit activities related to SES Energy Services India Pvt. Ltd and the residual gain from revisions to our estimated decommissioning liability